SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): August 15, 2007

EAGLE HOSPITALITY PROPERTIES TRUST, INC.

(Exact name of registrant specified in its charter)

Maryland	001-32279	55-0862656
(State of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2 Manhattanville Road

Purchase, New York 10577

(Address of principal executive offices, zip code)

Registrant’s telephone number, including area code: (914) 694-8000

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.01.	Changes in Control of Registrant.

On August 15, 2007, Eagle Hospitality Properties Trust, Inc. (the “Company”) completed its previously announced merger (the “Merger”) of the Company with AP AIMCAP Holdings LLC, a Delaware limited liability company (“Parent”), a joint venture of Apollo Real Estate Venture Fund V, L.P. and AIMCAP VII LLC, pursuant to the Agreement and Plan of Merger, dated as of April 27, 2007 (the “Merger Agreement”), among the Company, EHP Operating Partnership, L.P. (the “Partnership”), Parent and AP AIMCAP Corporation (“Merger Sub”). The joint venture acquired all of the outstanding common stock of the Company in an all-cash transaction valued at approximately $259,228,671. The joint venture did not acquire any of the shares of the Company’s 8.25% Series A Cumulative Redeemable Preferred Stock (“Company Preferred Stock”), which will be converted on a one-for-one basis into shares of Merger Sub’s 8.25% Series A Series A Cumulative Redeemable Preferred Stock (“Merger Sub Preferred Stock”). The Merger Sub Preferred Stock has terms identical to the terms of the Company Preferred Stock. In connection with the Merger, the common stock and the Company Preferred Stock ceased trading on the New York Stock Exchange after the closing of the market on August 15, 2007. Also upon consummation of the merger, Merger Sub changed its name to Eagle Hospitality Properties Trust, Inc.

Pursuant to the Merger Agreement: (i) each outstanding share of common stock of the Company (a “Common Share”), not owned by the Company or its affiliates, has automatically been canceled and converted into the right to receive cash, without interest, equal to the sum of (a) $13.35 per Common Share and (b) $0.0875 per Common Share, additional merger consideration representing the portion of the $0.175 accrued since the end of the quarter for which dividends were last paid (the “Common Share Cash Consideration”); (ii) each share of Company Preferred Stock converted into a share of Merger Sub Preferred Stock; and (iii) each outstanding restricted Common Share became fully vested, has been automatically cancelled and converted into the right to receive cash, without interest, equal to the Common Share Cash Consideration. All descriptions on the Merger Agreement are qualified in their entirety by reference to the complete text of the Merger Agreement, a copy of which was filed with the SEC on April 30, 2007 as Exhibit 2.1 to a Current Report on Form 8-K and is incorporated herein by reference.

In addition, in connection with the Merger, Parent and Merger Sub offered to purchase from holders of Units their Units pursuant to the terms and conditions contained in the offer letter. On August 15, 2007, Parent and Merger Sub purchased 3,438,586 of the outstanding units of limited partnership interest of the Partnership (the “Units”), for an amount in cash on a per Unit basis, without interest, equal to the sum of (a) $13.35 per Unit and (b) $0.0875 per Unit, additional merger consideration representing the portion of the $0.175 accrued since the end of the quarter for which dividends were last paid. Prior to the closing of the Merger, the Partnership declared and made a distribution on each Unit not otherwise exchanged in the offer by Parent and Merger Sub of $0.0875 per Unit, such amount equal to the prorated dividend payable to holders of Common Shares. Those holders of Units not exchanging their Units in connection with the Merger will remain limited partners of the Partnership and continue to hold their Units. After giving effect to the transactions, Merger Sub will own approximately 96% of the limited partnership interest in the Partnership.

In order to finance the Merger and the acquisition of Units, (i) the joint venture made an equity contribution in excess of twenty-five million dollars in cash to Parent and Merger Sub, (ii) Parent borrowed $547.7 million pursuant to a loan agreement, dated as of August 15, 2007 among Parent, Merger Sub, Bear Stearns Commercial Mortgage, Inc. and the lenders party thereto, and (iii) Parent assumed two existing mortgage loans valued at $91.3 million.

On August 15, 2007, Parent and the Company issued a joint press release announcing the completion of the Merger, a copy of which is attached hereto as Exhibit 99.1 and is incorporated by reference herein.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits.

99.1	Press Release, dated August 15, 2007

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

EAGLE HOSPITALITY PROPERTIES TRUST, INC.

By:	/s/ Lee Niebart
Lee Niebart
President

Dated: August 22, 2007

INDEX OF EXHIBITS

Exhibit Number	Description
99.1	Press release dated August 15, 2007